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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            NEW UNITEDGLOBALCOM, INC.



         New UnitedGlobalCom, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

         FIRST, The Board of Directors of the Corporation duly adopted, at a meeting of the Board of Directors in accordance with Section 141 of the Delaware General Corporation Law (the "DGCL"), the following resolutions:

                  1.  CHANGE OF NAME OF THE CORPORATION

                      RESOLVED that Article I of the Restated Certificate of Incorporation be amended to read in full as follows:

                          "ARTICLE I. The name of the corporation is
UnitedGlobalCom, Inc. (the "CORPORATION")."

         SECOND. That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was consented to and authorized by the sole stockholder by written consent given in accordance with the provisions of
Section 228 of the DGCL.

         THIRD. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the DGCL.

         FOURTH. This certificate of amendment shall be effective as of 2:00 p.m. (EST) on January 30, 2002.

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          IN WITNESS WHEREOF, the Corporation has caused this Certificate of
  Amendment to be signed by the undersigned this 30th day of January, 2002.


                                     New UnitedGlobalCom, Inc.


                                     By: /s/ Michael T. Fries
                                         -------------------------------
                                         Michael T. Fries
                                         President